Exhibit 99.2

December 3, 1999

Mr. Kristian Siem
Chairman of the Board
NCL Holding ASA
Haakon VII's gt 1
0161 Oslo, NORWAY

Dear Kristian:

As you know from our discussion, Carnival Corporation is extremely interested in acquiring NCL Holding ASA. We believe that NCL stands to achieve greater success in the leisure travel industry under the Carnival Corporation umbrella, which can provide economies of scale, greater access to capital and marketing and operating expertise.

We are prepared to discuss a transaction directly with you and the Board of Directors of NCL. We were disappointed that you were unwilling to meet with us to pursue our proposed acquisition. However, because of the compelling strategic opportunities presented to us by this transaction and the substantial benefits that will accrue to your stockholders, we believe that we must present our offer directly to NCL shareholders without delay.

Accordingly, Carnival yesterday publicly announced its intention to commence an all-cash offer to purchase all the outstanding shares of NCL at NOK 30 per share. This represents a 32.2% premium over NCL's per-share closing price of NOK
22.70 on November 30, 1999, and an approximate 40% premium over NCL's average closing price for the 30-day period ending November 30, 1999.

The offer price of NOK 30 per share represents a very fair and realistic valuation of NCL. Your shareholders would receive a substantial cash premium. You should also know that we have secured full financing for the transaction.
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It is our intention to maintain the NCL brand name and for the company to operate under separate management, as has been the strategy with other brands acquired by Carnival Corporation. Furthermore, as you know, each of the companies we acquired has become larger and more profitable, with greater capacity and an increased number of employees following acquisition, and we envision NCL following that same path under the Carnival Corporation umbrella.

Howard Frank and I will be in Oslo this weekend and will be available to meet with you and your board of directors should you wish to have such a meeting. We remain ready to meet at any time to discuss the various aspects of our proposed transaction.

                                                   Sincerely,


                                                   Micky Arison
                                                   Chairman & CEO

cc:  NCL Holding ASA Board of Directors